Exhibit 5.1

September 10, 2013

Inergy Midstream, L.P.

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Ladies and Gentlemen:

We have acted as counsel for Inergy Midstream, L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the registration by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Partnership of 11,000,000 common units (the “Firm Units”) representing limited partner interests in the Partnership “Common Units”) pursuant to that certain Underwriting Agreement, dated September 10, 2013 (the “Underwriting Agreement”), relating to the offering and sale of the Firm Units as well as up to an additional 1,650,000 Common Units (the “Option Units and, together with the Firm Units, the “Units”) by and among the Partnership, NRGM GP, LLC, a Delaware limited liability company and the general partner (the “General Partner”) of the Partnership, and the several underwriters named therein.

In rendering the opinions set forth below, we have examined and relied upon (i) the registration statement on Form S-3 (File No. 333-185946) with respect to the Units being sold by the Partnership (the “Registration Statement”), which Registration Statement was declared effective by the Commission on March 28, 2013; (ii) the prospectus dated March 28, 2013 (the “Prospectus”) included in the Registration Statement; (iii) the prospectus supplement dated September 10, 2013 (the “Prospectus Supplement”); (iv) the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 21, 2011 (the “Partnership Agreement”); (v) the Underwriting Agreement; (vi) resolutions of the Board of Directors of the General Partner dated September 4, 2013 and the pricing committee thereof dated September 10, 2013; and (vii) such other certificates, statutes and other instruments and documents as we consider appropriate for the purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we have considered appropriate.

In connection with this opinion, we have assumed that all Units will be issued and sold in compliance with and in the manner stated in the Prospectus Supplement, the Prospectus and the Underwriting Agreement.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, upon payment and delivery of the Units in accordance with terms of the Underwriting Agreement, the Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”)), except as described in the Prospectus Supplement and the Prospectus.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com

September 10, 2013 Page 2

The opinions expressed herein are qualified in the following respects:

A. We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine, and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

B. This opinion is limited in all respects to the federal laws of the United States, the Delaware LP Act and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.